UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 14, 2008

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane, Suite 200	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code     (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 14, 2008, we entered into new employment agreements with G.J. Hart, our President and Chief Executive Officer; Scott M. Colosi, our Chief Financial Officer; W. Kent Taylor, our Chairman; Steven L. Ortiz, our Chief Operating Officer; and Sheila C. Brown, our General Counsel and Corporate Secretary, our named executive officers.  Each agreement became effective on December 26, 2007 and will expire on January 7, 2011.  Each agreement may be extended on a year-to-year basis after January 7, 2011.  The prior employment agreements with the officers each expired on December 25, 2007.

Base Salary.  Except with respect to Mr. Taylor’s employment agreement, each officer’s employment agreement establishes a new annual salary as shown in the table below which is to remain constant throughout the term of the agreements.  Mr. Taylor’s annual salary was unchanged at his request, which was honored by the compensation committee.

New Annual Salary

G.J. Hart	$600,000
Scott M. Colosi	300,000
W. Kent Taylor	300,000
Steven L. Ortiz	460,000
Sheila C. Brown	225,000

Incentive Bonus.  Except with respect to Mr. Taylor’s employment agreement, each officer’s employment agreement also establishes a new annual incentive bonus amount as shown in the table below based on the achievement of defined goals established by the compensation committee of the Board of Directors.  Except with respect to Mr. Taylor, the amount of the annual bonus may be increased 5% each year through our fiscal year 2010, provided that there has been an appropriate increase in the goals to be achieved each year, as determined by the compensation committee.  Depending on the level of achievement of the goals, the bonus may be reduced to a minimum of $0 or increased to a maximum of two times the base amount.  At his request, Mr. Taylor’s annual base bonus was unchanged and is not subject to increase through our fiscal year 2010.  Mr. Taylor’s request was honored by the compensation committee.

Executive Incentive Compensation
	Base Bonus	Minimum Bonus	Maximum Bonus

G.J. Hart	$600,000	$0	$1,200,000
Scott M. Colosi	250,000	0	500,000
W. Kent Taylor	200,000	0	400,000
Steven L. Ortiz	400,000	0	800,000
Sheila C. Brown	100,000	0	200,000

Stock Awards.  Except with respect to Mr. Taylor’s employment agreement, each officer’s employment agreement provides for the granting of restricted stock units, the conditional right to receive shares of our Class A common stock upon vesting.  Twenty-five percent of each officer’s restricted stock units will vest each year on January 7 over a four year period.  The numbers of restricted stock units granted are shown in the table below.  Mr. Taylor was not granted any restricted stock units at his request. Mr. Taylor’s request was honored by the compensation committee.

Restricted Stock Units

G.J. Hart	240,000
Scott M. Colosi	125,000
W. Kent Taylor	—
Steven L. Ortiz	175,000
Sheila C. Brown	75,000

Separation and Change in Control Arrangements.  Except in the event of a change in control, the employment agreements with Messrs. Hart, Taylor and Ortiz provide that no severance will be paid to any of them upon termination of employment, but each is entitled to receive a gift of a crisp $100 bill if his employment is terminated by us without cause before the end of the term. Except in the event of a change in control, the employment agreements with Mr. Colosi and Ms. Brown provide that if we terminate either of their employment without cause before the end of the term, and if the officer signs a release of all claims against us, we will pay a severance payment equal to the officer’s base salary for a period of 180 days in addition to 50% of the incentive bonus earned by the officer during the last four full fiscal quarters immediately preceding the fiscal quarter in which the termination occurred.

 The employment agreements with each of the officers provide that if the officer’s employment is terminated other than for cause following a change in control, or if the officer resigns for good reason following a change in control because he or she is required to move, the Company’s successor does not agree to be bound by the agreement or the officer’s duties, pay or total benefits are reduced, each officer will receive severance payments in an amount equal to the officer’s base salary and incentive bonus through the end of the term of the agreement but not less than one year.  In addition, the officer’s unvested stock options or other stock awards, if any, will become vested as of the date of termination.  The payments and acceleration of vesting of the stock options or other stock awards are contingent upon the officer signing a full release of claims against us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: January 16, 2008	By	/s/ G. J. Hart
G. J. Hart
President & CEO